Exhibit 99.1

Theriva™ Biologics Announces Key Progress in VIRAGE, an Ongoing, Multinational Phase 2b Trial of VCN-01 in Combination with Chemotherapy in Pancreatic Ductal Adenocarcinoma

- Initiated dosing at U.S. sites for VIRAGE -

-Second doses of intravenous VCN-01 administered to patients in Spain and were well tolerated -

-VIRAGE remains on track to complete enrollment in the first quarter of 2024-

Rockville, MD, August 2, 2023 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced key progress in VIRAGE, a multinational, Phase 2b, randomized, open-label, controlled clinical trial evaluating VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first-line therapy for patients with metastatic pancreatic ductal adenocarcinoma (PDAC). Patient dosing has initiated in the U.S. and with four sites open in the U.S. and eight sites open in Spain the trial remains on track to be fully-enrolled in the first quarter of 2024. Dosing in Spain initiated in January 2023 and the first patients have now received their second doses of intravenous VCN-01, which were well tolerated with a safety profile consistent with prior clinical trials.

VCN-01 is Theriva’s systemic, selective, stroma-degrading oncolytic adenovirus. VCN-01 has been granted Orphan Drug designations from the US Food and Drug Administration and the European Medicines Agency for the treatment of pancreatic cancer.

“Initiating dosing in the U.S., and the completion of the second VCN-01 doses for the first patients in Spain, are important accomplishments that add to the strong momentum for VIRAGE, which remains on track to complete enrollment in the first quarter of 2024,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “With a dearth of novel therapies available and a five-year survival rate for metastatic PDAC of only 3%, pancreatic cancer is an indication that is ripe for innovation. Through VIRAGE’s advancement, we aim to demonstrate VCN-01’s ability to address the unmet needs of pancreatic cancer patients by synergistically combining with standard-of-care chemotherapy. We are extremely encouraged by the favorable safety profile following the advancement to the second dose that further differentiates and positions VCN-01 as a leading oncolytic adenovirus. More broadly, this trial will enable us to determine the feasibility of repeated dosing of VCN-01, which could shift the paradigm for standardized treatment cycles that are well established in cancer chemotherapy and immunotherapy, and thereby lead to improved clinical outcomes for patients with PDAC and other solid cancers.”

About VIRAGE

VIRAGE is a two-arm Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. VIRAGE is expected to enroll up to 92 adult participants at up to 25 sites across the US and Spain. In both the control and treatment arms, patients will receive gemcitabine/nab-paclitaxel standard-of-care chemotherapy over 28-day cycles. In the treatment arm only, patients will also receive systemically administered VCN-01 seven-days prior to the first and fourth cycles of gemcitabine/nab-paclitaxel treatment. Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of biodistribution, VCN-01 replication, and immune response. Since this is an open-label trial, progress will be monitored very closely and steps to accelerate the clinical program may be implemented if supported by the emerging data. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s wholly-owned Spanish subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. In addition to VCN-01, the Company’s clinical-stage candidates include: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the Virage trial remaining on track to be fully-enrolled in the first quarter of 2024, the  trial enabling the Company to determine the feasibility of repeated dosing of VCN-01, the feasibility of repeated doses shifting the paradigm for standardized treatment cycles that are well established in cancer chemotherapy and immunotherapy, and the trial leading to improved clinical outcomes for patients with PDAC and other solid cancers. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete enrollment in the Virage trial when anticipated and anticipated results, the Company’s ability to address the unmet medical needs for treatment of PDAC, the Company’s ability to take advantage of the potential benefits of orphan drug designation, the Company’s ability to reach clinical milestones when anticipated, the Company’s ability to successfully operate the combined US and Spanish business entities , the Company’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements, the continued maintenance and growth of the Company’s patent estate, the ability to continue to remain well financed and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608